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Exhibit 99.1

AFFILIATED MANAGERS GROUP, INC.
Contact:	Darrell W. Crate Affiliated Managers Group, Inc. (617) 747-3300

AMG Sells $300 Million of Convertible Securities

Boston, MA, February 25, 2003—Affiliated Managers Group, Inc. (NYSE: AMG) today announced that the purchaser has exercised its option to purchase from AMG an additional $50 million of convertible securities due 2033 ("convertible securities"). AMG previously announced the sale of $250 million of the convertible securities on February 19, 2003.

"With the offering of the convertible securities, we have further diversified our capital structure and staggered our liabilities," said Darrell W. Crate, Executive Vice President and Chief Financial Officer. "We have already used a portion of the proceeds to opportunistically repurchase $25 million of AMG common stock and $35 million of our outstanding zero-coupon convertible senior notes due 2021 in privately-negotiated transactions."

As previously announced, the convertible securities, which were offered only to qualified institutional buyers, bear interest at a floating rate equal to LIBOR minus 0.50% and have an initial conversion price of $81.25 (which represents a premium of 77.79% over AMG's closing stock price on February 18, 2003). Each security will be convertible into shares of AMG common stock upon the occurrence of any of the following events: (i) if the closing price of AMG's shares of common stock on the New York Stock Exchange exceeds $97.50 over certain periods; (ii) if the credit rating assigned by Standard & Poor's is below a specified level; (iii) if AMG calls the convertible securities for redemption; or (iv) in the event that AMG takes certain corporate actions. Upon conversion, holders of the securities will receive 12.3077 shares of AMG common stock. In addition, if at the time of conversion the market price of AMG's common stock exceeds the initial conversion price, holders will receive additional shares of AMG common stock based on AMG's stock price at the time of the conversion. AMG may redeem the convertible securities for cash at any time on or after February 25, 2008, at their principal amount. AMG may be required to repurchase the convertible securities at the option of the holders, on the fifth, tenth, fifteenth, twentieth and twenty-fifth anniversaries of their issuance. AMG may choose to pay the purchase price for such repurchases in cash or shares of AMG common stock.

AMG is an asset management company that acquires and holds majority equity investments in a diverse group of mid-sized investment management firms. AMG's affiliated investment management firms managed over $70 billion in assets as of December 31, 2002.

Neither the convertible securities nor the shares issuable upon conversion of them have been registered under the Securities Act of 1933 or any state securities laws and, until so registered, may not be offered or sold in the United States or any state absent registration or an applicable exemption from registration requirements.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including changes in the securities or financial markets or in general economic conditions, the availability of equity and debt financing, competition for acquisitions of interests in investment management firms, the investment performance of our Affiliates and their ability to effectively market their investment strategies, and other risks detailed from time to time in AMG's filings with the Securities and Exchange Commission. Reference is hereby made to the "Cautionary Statements" set forth in the Company's Form 10-K for the year ended December 31, 2001.

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For more information on Affiliated Managers Group, Inc.,
please visit AMG's Web site at www.amg.com.

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  Exhibit 99.1